Exhibit 2.2

Execution Version

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ORPHAN THERAPEUTICS, LLC

and

IKARIA THERAPEUTICS LLC

(f/k/a OSLO ACQUISITION SUBSIDIARY LLC)

Dated as of March 29, 2010

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 TRANSFER OF ASSETS; LICENSE AND SUBLICENSE	6
2.1 Purchase and Sale of Assets	6
2.2 Excluded Assets	9
2.3 Assumed Liabilities	9
2.4 Excluded Liabilities	10
2.5 Risk of Loss	11
2.6 Taxes	11
2.7 Third Party Consents	11
2.8 Seller’s Reserved Rights	11

ARTICLE 3 CONSIDERATION	12
3.1 Purchase Price	12
3.2 Revenue Payments; Reports	15
3.3 Accounting	15
3.4 Records; Audits	15
3.5 Late Payments	16
3.6 Allocation of Payments	16

ARTICLE 4 CLOSING	17
4.1 Closing	17
4.2 Actions at Closing	17

ARTICLE 5 CHANGE OF CONTROL OF BUYER; TRANSFER OF PRODUCT	19
5.1 Definition	19
5.2 Consequences of Change of Control of Buyer	19
5.3 Definition	19
5.4 Consequence of Transfer of the Product	20
5.5 Transferred Obligations	20
5.6 Termination of Article 5	20
5.7 Other Obligations Unaffected	20

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER	21
6.1 Organization and Authority	21
6.2 No Violation or Conflict	21
6.3 Consents and Approvals	22
6.5 Assumed Contracts	22
6.6 Intellectual Property	22
6.7 Violations of Law	24
6.8 Litigation	24
6.9 Taxes	24
6.10 Compliance with Laws	24
6.11 Clinical Trials	25
6.12 No Undisclosed Liabilities	25

i

6.13 Brokers and Finders	25
6.14 No Implied Warranty	25
6.15 Disclosure	25

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER	26
7.1 Organization and Authority	26
7.2 No Conflict or Violation	26
7.3 Consents and Approvals	26
7.4 Litigation	26
7.5 Brokers and Finders	27
7.6 Cash Resources	27
7.7 Buyer Due Diligence	27

ARTICLE 8 PRE CLOSING COVENANTS	27
8.1 Governmental Filings	27
8.2 Conduct of Business	27
8.3 Access	28
8.4 Stand-By Licenses	28
8.5 Non-Compete	28

ARTICLE 9 CONDITIONS TO CLOSING	28
9.1 Conditions to Obligations of Buyer	28
9.2 Conditions to Obligations of Seller	29

ARTICLE 10 POST CLOSING COVENANTS	30
10.1 Limitation on Buyer’s Use of Assets	30
10.2 Further Assurances	30
10.3 Transfer of Registrations; Interim Responsibility	32
10.4 Communication With Agencies	32
10.5 Adverse Experience Reporting	32
10.6 Medical Inquiries	33
10.7 Non-Use of Trademarks	33
10.8 Documents	33
10.9 Governmental Inspections	33
10.10 Insurance	34
10.11 Bulk Transfer Laws	34
10.12 Right of First Refusal	34

ARTICLE 11 CONFIDENTIALITY	34
11.1 Confidentiality	34
11.2 Exceptions	35
11.3 Limitations on Use	35
11.4 Remedies	36
11.5 Publicity	36

ARTICLE 12 TERM AND TERMINATION	36
12.1 No Termination Prior to Closing	36

12.2 Termination After Closing	36
12.3 Effect of Termination After Closing	36

ARTICLE 13 INDEMNIFICATION	37
13.1 Indemnification	37
13.2 Exclusivity	38

ARTICLE 14 MISCELLANEOUS	39
14.1 Survival of Representations, Warranties, Covenants and Agreements	39
14.2 No Third Party Beneficiaries	39
14.3 Force Majeure	39
14.4 Governing Law; Jurisdiction; Dispute Resolution and Arbitration	39
14.5 Severability	40
14.6 Entire Agreement	40
14.7 Amendment	41
14.8 Notices	41
14.9 Assignment	41
14.10 No Agency	42
14.11 Construction	42
14.12 Payment of Expenses	42
14.13 Counterparts	42

LIST OF EXHIBITS, ATTACHMENT AND SCHEDULES

EXHIBITS

Exhibit A	General Assignment and Bill of Sale
Exhibit B	Assignment, License and Assumption Agreement
Exhibit C	Non-Competition Agreement
Exhibit D	Terms of Acquisition of Assets by Seller
Exhibit E	Form of Opinion of Seller’s Counsel

ATTACHMENTS

Attachment 1.31	IND
Attachment 1.57	List of Retained Contracts
Attachment 2.1(a)	List of Licensed IP Rights
Attachment 2.1(c)	List of Registrations
Attachment 2.1(i)	List of Assumed Contracts
Attachment 3.6	Allocation of Payments
Attachment 4.2(a)	List of Third Party Consents

DISCLOSURE SCHEDULES

Schedule 6.3	Consents

Schedule 6.5(a)	Breach; Default
Schedule 6.5(b)	Third Party Consents (Seller)
Schedule 6.6(e)	Pending Claims
Schedule 6.6(f)	Third Party Infringement
Schedule 6.6(g)	Settlements
Schedule 6.8	Litigation
Schedule 6.11(a)	Clinical Trials
Schedule 6.13	Brokers (Seller)
Schedule 7.3	Third Party Consents (Buyer)
Schedule 7.5	Brokers (Buyer)

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”) is entered into as of March 29, 2010 (the “Effective Date”) between Orphan Therapeutics, LLC, a New Jersey limited liability company (“Seller”) and Ikaria Therapeutics LLC (f/k/a Oslo Acquisition Subsidiary LLC), a Delaware limited liability company (“Buyer”).

RECITALS

A.  Seller is engaged in the development of the compound terlipressin (the “Product”).

B.  Seller desires to sell, transfer and assign to Buyer, and Buyer wishes to acquire, all of Seller’s right, title and interest in and to the Product as such relates to the development, marketing and sale of the Product in the Territory and certain assets related thereto pursuant to the terms and conditions set forth in this Agreement.

C.  Seller and Buyer are parties to an Asset Purchase Agreement dated August 29, 2008 (the “Original Effective Date”), the terms of which they now desire to amend and restate to account for certain changes to the rights and obligations of the parties which they have now negotiated.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1  “Affiliate” with respect to any party shall mean any person or entity that is directly or indirectly controlling, controlled by or under common control with such party.

1.2  “Agreement” shall have the meaning given in the Preamble.

1.3  “Amended and Restated Development Agreement” shall mean the Amended and Restated Development and Marketing Agreement of even date herewith between Buyer and Seller.

1.4  “Assets” shall have the meaning given in Article 2.

1.5  “Assumed Contracts” shall have the meaning given in Section 2.1(i).

1.6  “Assumed Liabilities” shall have the meaning given in Section 2.3.

1.7  “Assumed Retained Contract Obligations” shall have the meaning given in Section 2.3(e).

1.8  “Buyer” shall have the meaning given in the Preamble.

1.9  “Buyer Indemnitee(s)” shall have the meaning given in Section 13.1.

1.10  “Change of Control of Buyer” shall have the meaning given in Section 5.1.

1.11  “Claim” shall have the meaning given in Section 13.1(c).

1.12  “Clinical Data” shall have the meaning given in Section 2.1(g).

1.13  “Clinical Trial” shall mean a clinical trial conducted by or on behalf of Seller or its Affiliates, or pursuant to any Assumed Contract, in which the Product is administered to a human.

1.14  “Clinical Trial Materials” shall mean the Product and the placebo for the Product manufactured by or on behalf of Seller or its Affiliates for use in Clinical Trials.

1.15  “Clinical Trial Study Reports” shall mean all reports or summaries of all data, records and documents resulting from the Clinical Trials for the Product.

1.16  “Closing” shall have the meaning given in Section 4.1.

1.17  “Closing Date” shall have the meaning given in Section 4.1.

1.18  “Combination Product” shall have the meaning given in Section 1.41.

1.19   “Confidential Information” shall have the meaning ascribed to it in Section 11.1.

1.20  “Copyrights” shall have the meaning set forth in Section 2.1(b).

1.21  “Development Agreements” shall mean the Amended and Restated Development Agreement and the Original Development Agreement.

1.22   “Effective Date” shall have the meaning given in the Preamble.

1.23  “Excluded Assets” shall have the meaning given in Section 2.2.

1.24  “Excluded Liabilities” shall have the meaning given in Section 2.4.

1.25  “FDA” shall mean the United States Food and Drug Administration, or any successor agency or entity thereto that may be established hereafter.

1.26  “FD&C Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, 21 USC § 301 et seq., as amended.

1.27  “First Commercial Sale” shall mean the first commercial sale of the Product in the Territory by Buyer or its Affiliates, licensees or sublicensees to a party other than Buyer or its Affiliates, licensees or sublicensees.  “First Commercial Sale” shall not mean the sale of the Product for use in a clinical trial or for compassionate use.

1.28  “GAAP” shall mean the United States generally accepted accounting principles in effect from time to time, consistently applied.

1.29  “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, regulatory, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

1.30  “HRS” shall mean Hepatorenal Syndrome.

1.31  “IND” shall mean, with respect to the Product, the investigational new drug application identified on Attachment 1.31 hereto.

1.32  “Initial Payments” shall have the meaning given in Section 3.1(a).

1.33  “Intellectual Property” shall mean (i) Licensed IP Rights; (ii) Copyrights; and (iii) Trade Secrets.

1.34  “Knowledge” shall mean, whenever any representation or warranty is made by Seller or Buyer “to the Knowledge” of the Seller or Buyer, the actual knowledge of the officers of the Seller or Buyer, respectively.

1.35  “Liabilities” shall mean liabilities and obligations of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, liquidated or unliquidated, including but not limited to any liabilities for claims of product liability, personal injury or death, liability in tort or contract (including unripened liabilities due to past actions or sales), indebtedness, and any FDA or other Governmental Entity action or notification, and all costs and expenses (including reasonable attorneys’ fees), incurred in connection with the defense of any such liabilities and performance of any such obligations.

1.36  “Licensed IP Rights” shall have the meaning given in Section 2.1(a).

1.37  “Losses” shall have the meaning given in Section 13.1.

1.38  “Material Adverse Change” and “Material Adverse Effect” shall mean any event or situation that has a material adverse change or effect on the Assets.

1.39  “Milestone and Revenue Payments” shall have the meaning given in Section 3.1(c).

1.40  “Milestone Payments” shall have the meaning given in Section 3.1(b).

1.41  “Minimum Revenue Payment” shall mean, for the calendar year following the calendar year in which the First Commercial Sale occurs, $[**] and for each calendar year thereafter during the period set forth in Section 3.1(c)(i), $[**], or the amount determined pursuant to Section 5.2(b)(1).

1.42  “Net Sales” shall mean, the gross sales amount invoiced by Buyer and its Affiliates, licensees and sublicensees on sales of the Product less the following items (“Net Sales Adjustments”) to the extent such items are reasonable and customary under industry practices:

(a)  actual credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, or billing corrections relating to such sales;

(b)  invoiced freight, postage, shipping and insurance, handling, export fees or tariffs, customs expenses and other transportation costs actually incurred by Buyer;

(c)  credits or allowances actually granted including quantity, cash and other trade discounts;

(d)  taxes (including sales, value added or excise taxes, but excluding income taxes imposed on the income of Buyer or its Affiliates and withholding taxes imposed on amounts payable to Buyer or its Affiliates), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of the Product;

(e)  discounts, refunds, rebates, charge backs, fees, credits or allowances (including amounts incurred in connection with government mandated rebate and discount programs, third party rebates and charge backs, hospital buying group/group purchasing organization administration fees and managed care organization rebates) granted with respect to such sales, offset by any such amounts that had been deducted from invoices or paid to customers in error and have been paid back to Buyer;

(f)  portions of invoiced sales amounts included in Net Sales in prior periods that are actually written off by Buyer, its Affiliates, licensees and sublicensees as uncollectible; and

(g)  distribution fees and sales commissions to third parties, actually paid or incurred with respect to such sale and which effectively reduce the selling price.

(h)  All Net Sales Adjustments shall be in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied.  For the avoidance of doubt, the transfer of any Product by Buyer or its Affiliates, licensees or sublicensees to another Affiliate, licensee or sublicensee of Buyer for purposes of sale to an independent third party shall not be considered a sale; in such cases, Net Sales shall be determined based on the gross invoiced sales by such Affiliate, licensee or sublicensee to an independent third party, less the Net Sales Adjustments allowed under this Section.

(i)  If the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining revenue payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable revenue reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other active ingredient(s) included in the Combination Product when sold separately in finished form, in each case during the applicable revenue reporting period or, if sales of both the Product and the other active ingredient(s) did not occur in such period, then in the most recent revenue reporting period in which sales of both occurred.  If such average sale price cannot be determined for both the Product and all other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining revenue payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other active ingredient(s) included in the Combination Product.  In such event, Buyer shall in good faith make a determination of the respective fair market values of the Product and all other active ingredient(s) included in the Combination Product, and shall notify Seller of such determination and provide Seller with data to support such determination.  Seller shall have the right to review such determination of fair market values and, if Seller disagrees with such determination, to notify Buyer of such disagreement within sixty (60) days after Buyer notifies Seller of such determination.  If Seller notifies Buyer that Seller disagrees with such determination within such sixty (60) day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Section 14.4.  If Seller does not notify Buyer that Seller disagrees with such determination within such sixty (60) day period, such determination shall be conclusive and binding on the Parties.

(j)  As used above, the term “Combination Product” means any pharmaceutical product that includes both (x) a Product and (y) other active ingredient(s).

1.43  “Net Sales Adjustments” shall have the meaning given in Section 1.41.

1.44  “New Material” shall have the meaning given in Section 2.8.

1.45  “New Payments” shall have the meaning given in Section 3.1(a).

1.46  “NDA” shall mean the new drug application identified on Attachment 2.1(c) hereto, including any amendments and supplements thereto.

1.47  “Original Development Agreement” shall mean the Development and Marketing Agreement dated August 29, 2008 between Buyer and Seller.

1.48  “Original Effective Date” shall have the meaning given in the Recitals.

1.49  “Prior Payment” shall have the meaning given in Section 3.1(a).

1.50  “Product” shall have the meaning given in the Recitals.

1.51  “Product Inventory” shall mean all inventory of the Product owned by Seller or its Affiliates as of the Closing, including raw materials, work-in-process, bulk form drug and finished Product.

1.52  “Product Specific Manufacturing Information” shall have the meaning given in Section 2.1(d).

1.53  “Purchase Price” shall have the meaning given in Section 3.1.

1.54  “Registrations” shall have the meaning given in Section 2.1(c).

1.55  “Regulatory Approval” shall mean approval of the Product by the FDA for the treatment of Type 1 HRS, as contemplated in the NDA.

1.56  “Research and Development Materials” shall have the meaning given in Section 2.1(e).

1.57  “Retained Contracts” shall mean those written contracts, agreements and arrangements listed on Attachment 1.57 pursuant to which Seller is receiving from third parties rights or licenses to intellectual property related to the Product in the Territory together with rights or licenses to intellectual property unrelated to the Product in the Territory.

1.58  “Revenue Payments” shall have the meaning given in Section 3.1(c).

1.59  “Seller” shall have the meaning given in the Preamble.

1.60  “Seller Indemnitees” shall have the meaning given in Section 13.2.

1.61  “Survival Date” shall have the meaning given in Section 14.1.

1.62  “Tax” and “Taxes” shall mean all present or future taxes, charges, fees, levies, or other assessments including income, excise, property, value added, real estate, sales, use, payroll, employment, unemployment, transfer, social security, alternative, add on minimum and franchise taxes imposed by any federal, state, county, or local government, or a subdivision or agency thereof.  Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

1.63  “Territory” shall mean the United States of America, Mexico, Canada and Australia, including their respective territories and possessions.

1.64  “Third Party Claims” shall have the meaning given in Section 13.1(c).

1.65  “Third Party Consents” shall have the meaning given in Section 6.5.

1.66  “Trade Secrets” shall mean all technology, trade secrets and other confidential information, know how, inventions, proprietary processes, formulae, algorithms, models, and methodologies that are related to the Product.

1.67  “Trademark” shall mean the trademark LUCASSIN.

1.68  “Transfer of the Product” shall have the meaning set forth in Section 5.3.

1.69  “Worldwide Safety Reports” shall have the meaning given in Section 2.1(f).

ARTICLE 2

TRANSFER OF ASSETS; LICENSE AND SUBLICENSE

2.1  Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, convey, deliver, license or sublicense, as specified below, to Buyer, or shall cause to be sold, transferred, assigned, conveyed, delivered, licensed or sublicensed, as specified below, to Buyer, and Buyer shall acquire all of Seller’s right, title and interest in and to the properties and assets of Seller identified in this Section 2.1, which constitute all assets and intellectual property of Seller and its Affiliates or licensors necessary or useful for development, marketing and sale of the Product in the Territory (collectively, the “Assets”).

(a)  Licensed IP Rights.  Upon Closing, Seller shall grant to Buyer an exclusive (subject only to rights explicitly retained by Seller hereunder), royalty free right and license, with the right to sublicense, under all know-how, data, patent, trademark and other intellectual property rights which (i) Seller has a right to use or license and which are or have been used, or which are otherwise necessary or useful,  in connection with the development, manufacture or commercialization of the Product in the Territory, (ii) are licensed to Seller under the Retained Contracts and which are or have been used in connection with the Product in the Territory (the “Retained Contract IP Rights”), (iii) are otherwise set forth on Attachment 2.1(a) or (iv) Seller discovers, develops or acquires after the Closing and which are necessary or useful in the development, manufacture or commercialization of the Product in the Territory, including the Trademark, but subject to any restrictions and obligations in the Retained Contracts ((i), (ii), and (iii) collectively, the “Licensed IP Rights”).

(b)  Copyrights.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to registered and unregistered copyrights, including all related registrations, applications, common law rights and moral rights, in any labels, product marketing and promotional materials and other copyrighted works related to the Product (the “Copyrights”).

(c)  Registrations.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the regulatory files and approvals, registrations and governmental authorizations, the NDA, the IND, orphan drug designations, orphan drug exclusivity, drug master files, compliance notices, licenses and permits, and any applications to the FDA or any other governmental agency in the Territory in effect or pending at the Closing Date, and all materials and information relating to the FDA or other governmental agency approvals for the Product, including those set forth on Attachment 2.1(c), and all information contained therein, in each case relevant to the Product (collectively, the “Registrations”).

(d)  Product Specific Manufacturing Information.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer all of Seller’s rights, title and interest in and to all of Seller’s manufacturing information (the “Product Specific Manufacturing Information”) which is or has been used solely and exclusively in connection with the Product in the Territory, it being understood that such manufacturing information that is or has been used in connection with the Product, but not solely and exclusively in connection with the Product in the Territory, shall be included in the Licensed IP Rights and licensed to Buyer in accordance with Section 2.1(a) above.

(e)  Research and Development Materials.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, (i) originals of all documents and electronically stored information (excluding e-mails or other electronic correspondence not readily available in hard copy) to the extent related to the research and development of the Product that are owned or controlled by Seller and any of its agents, (ii) copies of all other documents and electronically stored information (excluding e-mails or other electronic correspondence not readily available in hard copy) to the extent related to the research and development of the Product, (iii) copies of all preclinical and non-clinical data related to the Product and which is contained in Seller’s databases or otherwise in Seller’s possession or control, and (iv) all reports and summaries of research and development activities related to the Product and which is contained in Seller’s databases or otherwise in Seller’s possession or control ((i), (ii), (iii) and (iv) collectively, the “Research and Development Materials”).

(f)  Worldwide Safety Reports.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all worldwide safety reports in the possession or control of Seller with respect to the Product in existence as of the Closing (the “Worldwide Safety Reports”).

(g)  Clinical Data.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all clinical data related to the Product and which is contained in Seller’s databases or otherwise in Seller’s possession or control, including all source documents, case report forms and other documentation recording the methods, conduct and/or results of a Clinical Trial (the “Clinical Data”).

(h)  Product Inventory.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, the Product Inventory.

(i)  Assumed Contracts.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, the contracts listed in Attachment 2.1(i) (the “Assumed Contracts”), including any rights and licenses to Intellectual Property granted to Seller thereunder.  The Assumed Contracts shall include all purchase orders and change orders related thereto; provided that Buyer shall not be obligated to assume any obligations under any such purchase order or change order that is executed by Seller after the Original Effective Date unless Buyer has consented in writing to Seller’s execution thereof.

(j)  Clinical Trial Materials.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the Clinical Trial Materials.

(k)  Clinical Trial Study Reports.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the Clinical Trial Study Reports, including all Copyright and Trade Secret rights therein.

(l)  Other Intellectual Property.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer all of Seller’s rights, title and interest in and to the Trade Secrets and other intellectual property not heretofore required to be assigned that are necessary or useful for development, marketing and sale of the Product in the Territory.

(m)  Appointment as Designated Agent under Retained Contracts. Upon Closing, Seller shall designate Buyer as Seller’s designated agent to perform such acts, if any,  which Seller has authority to perform under the Retained Contracts, but which Seller may not otherwise assign or sublicense to Buyer, solely to the extent necessary or useful to permit Buyer to develop, market and sell the Product in the Territory.

2.2  Excluded Assets.  Buyer hereby acknowledges that Seller is not transferring hereunder any assets, rights or interests of Seller or its Affiliates not specifically set forth in Section 2.1 (collectively, the “Excluded Assets”), including:

(a)  any contracts or agreements with any third party that are not Assumed Contracts;

(b)  any assets or rights not used in the research, development, manufacture, control, packaging or release, marketing or sale of the Product;

(c)  any assets or rights, including technical information and intellectual property, that are not used in connection with the Product and are used in other business activities of Seller;

(d)  furniture, equipment, computer software, and computer hardware; and

(e)  corporate business records (financial statements, formation documents, membership records, manager’s resolutions and minutes, and the like).

2.3  Assumed Liabilities.  Upon Closing, Buyer shall assume and agree to honor, pay and discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”), and no others:

(a)  all Liabilities of Seller under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring after the Closing Date;

(b)  all Liabilities of Seller under the Registrations to be performed after the Closing Date, but only to the extent such Liabilities relate to any event, circumstances or conditions occurring after the Closing Date;

(c)  all other Liabilities (other than Excluded Liabilities) arising out of or related to the Assets, but in each case solely to the extent such Liabilities are incurred or relate to events, circumstances, conditions, actions or activities occurring after the Closing Date, including any product liability, product warranty, product return, charge back, rebate or Medicaid, Medicare or other reimbursements, or similar claim, related to the Product sold after the Closing Date;

(d)  all Liabilities relating to Taxes attributable to ownership of the Assets during periods beginning after the Closing Date, but not including, for the avoidance of doubt, Taxes that are payable after the Closing Date relating to taxable periods, or portions thereof, ending on or prior to the Closing Date; and

(e)  the payment Liabilities and royalty and adverse event reporting and record-keeping obligations of Seller under the Retained Contracts which relate to the rights licensed to

Buyer pursuant to Section 2.1(a)(ii), namely the [**] Dollar ($[**]) per vial royalty payable pursuant to Section 8.1(b) of the Amended and Restated License and Supply Agreement dated as of February 16, 2004 between Seller and SEP International, AG, as amended, the requirements of Section 3.3 of such Amended and Restated License and Supply Agreement and the [**] percent ([**]%) to [**] percent ([**]%) royalty on net sales payable pursuant to Section 4(ii) of the Letter Agreement dated as of May 15, 2007 between Seller and Clinic Barcelona Hospital Universitari, but only to the extent such payment Liabilities arise from any event, circumstance or condition occurring after the Closing Date (collectively, the “Assumed Retained Contract Obligations”).  Buyer shall be permitted to report and pay such Assumed Retained Contract Obligations directly to the applicable payee in accordance with each Retained Contract.  Notwithstanding the foregoing, the parties acknowledge that they do not believe that any royalties will be owed to Clinic Barcelona Hospital Universitari under the Letter Agreement dated as of May 15, 2007 between Seller and Clinic Barcelona Hospital Universitari.

2.4  Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or any of its Affiliates (including those related to Seller’s business) of any kind, character or description whatsoever (the “Excluded Liabilities”).  Seller shall remain liable for and discharge in a timely manner or shall make adequate provision for all of the Excluded Liabilities that affect the Assets or Assumed Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any person or entity.  Excluded Liabilities shall include:

(a)  all Taxes (other than Taxes that are Assumed Liabilities) including those that result from or have accrued in connection with the operation of Seller’s business on or prior to the Closing Date;

(b)  any Liability or obligation of Seller and its Affiliates of any nature owed to any employees, directors, former employees, agents or independent contractors, whether or not employed by Buyer after the Closing, that (A) arises out of or relates to the employment or service provider relationship between Seller or its Affiliates (or any predecessor in interest) and any such individual(s); or (B) arises out of or relates to events, circumstances or conditions occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement);

(c)  Liabilities and obligations of Seller and its Affiliates under the Assumed Contracts that were incurred, arose or became payable on or prior to the Closing Date, whether such liabilities and obligations are claimed or invoiced before or after the Closing Date, including any open purchase orders or change orders as of the Closing Date;

(d)  all Liabilities and obligations, other than the Assumed Retained Contract Obligations, of Seller and its Affiliates under the Retained Contracts whether incurred, arising or becoming payable on, or after or prior to the Closing Date.

(e)  all Liabilities of Seller and its Affiliates under the Registrations, to be performed, or which relate to any event, circumstance or condition occurring, on or prior to the Closing Date;

(f)  all Liabilities with respect to accrued expenses incurred on or prior to the Closing in connection with the Product;

(g)  all Liabilities arising out of claims of third parties for damage or injury suffered as the result of defective products sold or manufactured on or prior to the Closing Date; and

(h)  Liabilities of Seller and its Affiliates relating to or arising under this Agreement, the Development Agreements, or any other agreement between the Buyer and Seller relating to the Product or from the consummation of the transactions contemplated hereby or thereby.

2.5  Risk of Loss.  All risk of loss with respect to the Assets (whether or not covered by insurance) shall be on Seller or its Affiliates up to the time of Closing, whereupon such risk of loss shall pass to Buyer.

2.6  Taxes.  All applicable sales, transfer, documentary, use, stamp, filing, recording, conveyance, excise, mortgage, documentary recording taxes and other similar taxes and fees that may be levied on the sale, assignment, transfer or delivery of the Assets to be sold and transferred as provided in this Agreement shall be borne by the parties equally.  The parties shall cooperate with each other and use commercially reasonable efforts to minimize such taxes.  Notwithstanding the foregoing, Seller and its members shall be solely responsible for all income taxes levied on Seller or its members with respect to amounts paid by Buyer to Seller hereunder.

2.7  Third Party Consents.  To the extent that any Assumed Contract, Intellectual Property or Registration is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder.  Seller shall obtain the Third Party Consents set forth on Attachment 4.2(a) hereto and the consents set forth on Schedule 6.3 of the Disclosure Schedule and shall obtain any other consents necessary for the effective assignment to and assumption by Buyer of all Assumed Contracts, Intellectual Property, Registrations and the Assumed Liabilities.  All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Buyer.  If any such consent shall not be obtained, then, without limiting Seller’s obligation to obtain such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, Intellectual Property or Registration, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  The provisions of this Section 2.7 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Section 9.1 have not been fulfilled.

2.8  Seller’s Reserved Rights.  In connection with the transfer of Assets, Seller shall reserve, and Buyer shall grant back to Seller, a perpetual, fully paid-up, worldwide and irrevocable (and, with respect to clause (iii) below, exclusive, even as to Buyer), right and license to use and make use of, with unlimited right to sublicense and authorize others to use and make use of, the Licensed IP Rights, the Copyrights, the Product Specific Manufacturing Information, copies of all Research and Development Materials, Worldwide Safety Reports, Clinical Data, Clinical Trial Study Reports and the intellectual property described in Section

2.1(l), solely for the purposes of (i) performing Seller’s obligations under this Agreement and the Amended and Restated Development Agreement, (ii) performing Seller’s continuing obligations under the Retained Contracts, and (iii) developing, marketing, supplying, distributing or selling the Product outside the Territory, including, (A) the right to make or have made the Product in the Territory and to enter into or continue existing contractual relationships with Hospira and NeoMPS regarding commercial supplies for export, sale or distribution outside of the Territory and (B) the right to use outside the Territory Clinical Data, Worldwide Safety Reports, copies of the Research and Development Materials, Product-Specific Manufacturing Information and Clinical Trial data created, developed or obtained by Buyer after the Closing, including all data and results of any Phase III and Phase IV clinical trials with respect to the Product conducted by or on behalf of Buyer, but excluding any new patents or inventions (except with respect to Product-Specific Manufacturing Information) (“New Material”).  Notwithstanding the foregoing or anything to the contrary in Article 11, (a) all information comprising the Assets and all information comprising New Material is and shall be deemed to be Confidential Information of Buyer and not of Seller (irrespective of which party first disclosed such information to the other party), and Seller shall not disclose such information to any third party except as permitted in accordance with Article 11 and (b) Seller may not grant licenses or sublicenses to the foregoing rights without first complying with its obligations under Section 10.12.

ARTICLE 3

CONSIDERATION

3.1  Purchase Price.  As full consideration of Seller’s sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer and the grant of rights hereunder, Buyer will assume the Assumed Liabilities and pay and deliver or cause to be paid and delivered to Seller, in the manner set forth in this Section 3.1, an aggregate purchase price (the “Purchase Price”) equal to the sum of the Initial Payments and the Milestone and Revenue Payments, if applicable.

(a)  Initial Payments.

(i)  Prior Payment.  Seller shall retain the non-refundable amount of Seventeen Million Five Hundred Thousand United States Dollars ($17,500,000) (the “Prior Payment”) that Buyer paid to Seller on the Original Effective Date, of which $5,000,000 was reimbursement to Seller for development costs it has incurred with respect to the Product.

(b)  New Payments.  Buyer shall pay to Seller the following amounts (the “New Payments” and together with the Prior Payment, the “Initial Payments”): (A) the non-refundable amount of Five Million United States Dollars ($5,000,000) at Closing, and (B) an additional non-refundable amount of Five Million United States Dollars ($5,000,000) within [**] days after the earlier to occur of: (1) the first communication from the FDA indicating acceptance of or agreement with the special protocol assessment (SPA) which was proposed by Seller to the FDA on March 5, 2010, a true and complete copy of which has been provided to Buyer by Seller prior to the Effective Date, (2) the first communication from the FDA indicating acceptance of any revised SPA as resubmitted by or on behalf of Buyer, or (3) the first dosing of a patient in any study designed to permit Buyer to obtain Regulatory Approval (including any phase III registration study) conducted by or on behalf of Buyer for the Product.

(c)  Milestone Payments.  In addition to the payments made by Buyer pursuant to Section 3.1(a), Buyer shall pay Seller the following non refundable cash payments, in each case, subject to the satisfaction of the respective milestones:

(i)  FDA Approval Milestone Payment.  [**] United States Dollars ($[**]) payable upon Buyer’s receipt of the Regulatory Approval, such payment to be on the date that is [**] days after Buyer’s receipt of the Regulatory Approval.

(ii)  Revenue Milestone Payments.

(1)  [**] United States Dollars ($[**]) payable within [**] days after the end of the first twelve month period in which Net Sales of the Product in the Territory exceed [**] United States Dollars ($[**]);

(2)  [**] United States Dollars ($[**]) payable within [**] days after the end of the first twelve month period in which Net Sales of the Product in the Territory exceed [**] United States Dollars ($[**]); and

Each of the payments under subsection (ii) shall be made only once.  The parties acknowledge that it is possible that more than one payment may be payable with respect to any particular twelve month period if more than one milestone is first met during such twelve month period.  The milestone payments under subsections (i) and (ii) of this Section 3.1(b) are collectively referred to as “Milestone Payments.”

(d)  Revenue Payments.  In addition to the payment made by Buyer pursuant to Section 3.1(a) and Section 3.1(b), Buyer shall pay Seller the following nonrefundable cash payments:

(i)  Commencing on the date of the First Commercial Sale of the Product and for so long as the Buyer shall commercialize the Product in the Territory and subject to the Minimum Revenue Payment requirements of the following sentence, Buyer shall pay to Seller a running revenue payment equal to [**] percent ([**]%) of Net Sales in the Territory, provided, however, that such revenue payment rate shall be reduced to [**] percent ([**]%) (i) for Net Sales in the United States after the FDA grants marketing approval to a third party for intravenous terlipressin for any indication or terlipressin in any form for the treatment of any form of HRS, (ii) for Net Sales in Canada after Health Canada grants marketing approval to a third party for intravenous terlipressin for any indication or terlipressin in any form for the treatment of any form of HRS, (iii) for Net Sales in Mexico after the Ministry of Health of Mexico grants marketing approval to a third party for intravenous terlipressin for any indication or terlipressin in any form for the treatment of any form of HRS, and (iv) for Net Sales in Australia after Australian Drug Evaluation Committee grants marketing approval to a third party for intravenous terlipressin for any indication or terlipressin in any form for the treatment of any form of HRS.  For the period commencing on January 1 of the first calendar year commencing after the First Commercial Sale in the United States of America and ending on the earlier of (i) December 31 of the tenth (10th) calendar year after the calendar year in which the First Commercial Sale in the United States of America occurs and (ii) the date, if any, on which the FDA grants to a third party marketing approval for intravenous terlipressin for any indication or terlipressin in any form for the treatment of any form of HRS, Buyer shall pay to Seller the greater of the revenue payment provided in the preceding sentence and the Minimum Revenue Payment.  The payments under this subsection (i) of Section 3.1(c) are referred to as “Revenue Payments” and Revenue Payments and Milestone Payments are collectively referred to as “Milestone and Revenue Payments.”

(ii)  If after a third party obtains marketing approval for an intravenous terlipressin product that competes with the Product in any country of the Territory, Buyer believes and can reasonably demonstrate that the payment of a [**] percent ([**]%) revenue payment as provided above will not allow it to compete effectively in the market place for the Product in such country, Buyer shall give notice of such belief and Buyer and Seller thereafter shall discuss and negotiate in good faith an appropriate reduction of such revenue payment rate applicable to Net Sales in such country.  If Buyer and Seller are not able to agree on such a reduction within after sixty (60) days after Buyer’s notice, either party may refer the matter to arbitration pursuant to Section 14.4.

(iii)  For any calendar year for which Buyer is required to pay a Minimum Revenue Payment, Buyer may elect, by notice to Seller not later than the date on such payment is payable, not to make such Minimum Revenue Payment.  For a period of one hundred eighty (180) days after such notice, Seller shall have the right to terminate this Agreement by notice to Buyer and reacquire the Assets on the terms and conditions set forth on Exhibit D attached hereto.

(e)  Method of Payment.  The payments to be made pursuant to this Section 3.1 shall be made by wire transfer in immediately available funds to such account as Seller shall have designated to Buyer in writing, and any such payment shall be deemed to have been paid when recorded in the proper account.

(f)  Offsets.  Subject to the terms and conditions of this subsection (e), if Buyer is required to pay any amounts to a third party in order to fully exercise its rights to the Product acquired pursuant to this Agreement or to develop, manufacture or commercialize the Product in the Territory, it shall be entitled to deduct such amounts from any payment due to Seller hereunder, provided, however, that, except for such amounts constituting Excluded Liabilities (which shall be subject to offset), Buyer shall not be entitled to any such deduction with respect to amounts payable pursuant to Assumed Contracts or Assumed Retained Contract Obligations, which payments shall be the sole responsibility of Buyer.  Buyer shall give notice to Seller of any amount that it proposes to deduct, along with a description of the payment and the source of the obligation sufficient to allow Seller to determine whether such deduction is appropriate.  If Seller gives notice of objection to such offset, the parties shall establish a mutually agreed-upon interest-bearing third party escrow account and Buyer shall deposit the disputed amount in such escrow account. Buyer and Seller thereafter shall attempt in good faith to resolve the dispute.  If Buyer and Seller are not able to resolve the dispute within thirty (30) days after Seller’s notice of objection, either party may refer the matter to arbitration pursuant to Section 14.4.  Upon resolution of the dispute, the escrowed amount shall be released to the parties in accordance with such resolution, together with the interest accrued thereon.

3.2  Revenue Payments; Reports.  All royalties due hereunder other than the Minimum Revenue Payment shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each as being the last day of a calendar quarter) and shall be paid by Buyer within [**] days after the end of each calendar quarter for which Net Sales underlying such royalties are calculated.  Any royalties paid during a given calendar year shall be credited toward the applicable Minimum Revenue Payment, which shall be due and payable not later than [**] days after the end of the applicable calendar year.  Revenue Payments shall be accompanied by a report containing the following information as it pertains to the calendar quarter just ended:

(a)  the gross sales of the Product (in the aggregate and separately stated for each selling party if there is more than one);

(b)  the computation of the Net Sales of the Product actually received based on the U.S. Dollar value determined in (a) above, including an accounting of any Net Sales Adjustments from the gross sales to arrive at the Net Sales amount, and the exchange rates used for converting foreign currency to U.S. Dollars in accordance with Section 3.3 hereof;

(c)  the computation of earned Revenue Payments; and

(d)  such other information necessary to confirm the Revenue Payments as Seller may reasonably request.

If no earned Revenue Payments are due for a calendar quarter after First Commercial Sale, Buyer will so report.  Buyer will require each Affiliate, licensee and sublicensee to make appropriate reports to Buyer in a timely manner to enable Buyer to comply with this Section 3.2.  Buyer shall provide Seller a similar report containing the information in subsections (a) and (b) above upon payment of the Milestone Payments.

3.3  Accounting.  The Net Sales used for computing the Revenue Payments payable to Seller by Buyer will be computed in U.S. Dollars.  If Buyer or an Affiliate, a licensee or a sublicensee sells the Product for currency other than U.S. Dollars, for purposes of calculating the earned Revenue Payments payable to Seller, Buyer will determine the Net Sales for the Product in such currency and then convert the Net Sales into its equivalent in U.S. Dollars using the average of daily New York foreign exchange closing rates for such currency for such month in which such sale is reported, as published by The Wall Street Journal.  If such rate is not so published, the conversion will be at the average selling rate for such currency for the month in which such sale is reported, as published by a leading New York, New York bank chosen by Buyer and reasonably acceptable to Seller (such acceptance not to be unreasonably withheld, delayed or conditioned).

3.4  Records; Audits.  Buyer shall keep, and shall cause its Affiliates and third party licensees and sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Net Sales and any deductions to payments due to Seller pursuant to Section 3.1(e).  Such records and books of account, with all necessary supporting data, shall be kept by Buyer (or its Affiliates, licensees or sublicensees) at its place of business or at another location under Buyer’s (or its Affiliates’, licensees’ or sublicensees’) control for the [**] years following the end of the calendar year to which each shall pertain.  Upon written request from Seller, not more than [**] per calendar year, Buyer (or its Affiliates, licensees or sublicensees) shall permit an independent nationally recognized accounting firm selected by Seller and reasonably acceptable to Buyer (it being agreed to and acknowledged by Buyer that Seller’s current accounting firm, Smolin Lupin, is acceptable to Buyer for such purposes), which acceptance shall not be unreasonably withheld, delayed or conditioned, to have access after reasonable advance notice and during normal business hours to such records and books of account as may be reasonably necessary to verify the accuracy of the Buyer’s reports of Net Sales as provided herein.  In the event any such audit concludes that adjustments should be made in Seller’s favor, Seller shall provide to Buyer a complete copy of the accountant’s written report reflecting such adjustments.  Buyer shall have the right to dispute such adjustments in good faith by providing written notice of such dispute to Seller within thirty (30) days of the date on which the applicable written report is received by Buyer.  Any dispute shall be resolved in accordance with the provisions of Section 14.4.  Buyer shall pay the amounts, if any, finally determined to be due (plus accrued interest thereon, from the date originally due, at the annual rate announced by Bank of America (or any successor) as its prime rate in effect on the date that such payment was first due plus [**] percent ([**]%), and in no event later than thirty (30) days after the date Buyer receives Seller’s accounting firm’s written report or the dispute is resolved in accordance with Section 14.4, as the case may be.  If any such audit determines that Buyer has overpaid any amount to the Seller, Seller shall promptly refund such amount.  The fees charged by the accounting firm shall be paid by Seller unless the audit (or final resolution, if applicable) reflects that adjustments in favor of Seller exceed the aggregate amount paid or payable by Buyer for any relevant calendar year by five percent (5%) or more, in which case Buyer shall pay the reasonable fees and expenses charged by such accounting firm, promptly after receipt of the invoice for such audit.  Seller agrees that all information subject to review under this Section 3.4 is Confidential Information of Buyer and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions set forth in this Agreement.

3.5  Late Payments.  Any payment owed under this Agreement that is not paid on or before the date that is [**] business days following the date on which such payment becomes due pursuant to this Agreement shall accrue interest, to the extent permitted by law, at the annual rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment was first due plus [**] percent ([**]%) until the date on which such payment is made.

3.6  Allocation of Payments.  Buyer and Seller agree to allocate the payments made pursuant to Section 3.1 (and any Assumed Liabilities properly included for tax purposes) among the Assets in the manner set forth on Attachment 3.6.  Buyer and Seller will (i) act in accordance with such allocation in the preparation and filing of all Tax returns and (ii) take no position inconsistent with the allocation for all Tax purposes. In the event that such allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto and shall forward to such other party copies of all correspondence with such taxing authority in respect of such disputed allocation.

ARTICLE 4

CLOSING

4.1  Closing.  The Closing of the sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer, and the consummation of the other transactions contemplated hereby shall be held at the offices of Buyer (the “Closing”) as promptly as practicable, but no later than March 29, 2010 (the “Closing Date”).  The Closing shall have deemed to have occurred on 11:59 pm on the Closing Date.

4.2  Actions at Closing.  At the Closing, sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer will be effected by Seller pursuant to such good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to transfer to Buyer good and valid title to the Assets.

(a)  Deliveries by Seller at Closing.  The purchase of the Assets by Buyer in accordance with the terms of this Agreement is subject to Seller’s delivery to Buyer at the Closing of the following instruments, documents, agreements and certificates:

(i)  the General Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)  a counterpart of the Assignment, License and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment, License and Assumption Agreement”), duly executed by Seller;

(iii)  the Third Party Consents listed in Attachment 4.2(a), in a form reasonably satisfactory to Buyer, signed by an authorized representative of each of the consenting parties to such agreements, and such Third Party Consents (a) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (b) shall be in full force and effect;

(iv)  a Non-Competition Agreement substantially in the form attached hereto as Exhibit C executed by Dr. Peter Teuber (the “Non-Competition Agreement”).  The parties agree that [**] Dollars ($[**]) of the consideration paid by Buyer to Seller under this Agreement shall be allocated to the Non-Competition Agreement;

(v)  such other documents and agreements as may be necessary to effect the transactions contemplated by this Agreement;

(vi)  a certificate executed by a duly authorized officer of Seller certifying that (i) each of the representations and warranties of Seller set forth in Article 6 of this Agreement that is qualified by materiality is true and correct in all respects, (ii) each of such representations and warranties and each of the representations and warranties set forth in Sections 8.2 and 8.5 that is not so qualified is true and correct in all material respects, in each case set forth in the preceding clauses (i) and (ii), as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except that any such representation or warranty made as of a specified date shall only need to have been true and correct on and as of such date, and (iii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller, at or prior to the Closing, have been duly complied with and performed in all material respects;

(vii)  a certificate of the Manager of Seller, in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions of the Manager of Seller authorizing this Agreement and the transactions contemplated in this Agreement;

(viii)  for the IND, a letter from Seller to the FDA, in form and substance reasonably satisfactory to Buyer, stating that all rights with respect to the application have been transferred to Buyer as of the Closing Date;

(ix)  for the NDA a letter from Seller to the FDA, in form and substance reasonably satisfactory to Buyer, stating that all rights with respect to the application have been transferred to Buyer as of the Closing Date; and

(x)  for the orphan-drug designation, a letter from Seller to the FDA, in form and substance reasonably satisfactory to Buyer, stating that all rights with respect to the orphan-drug designation of the Product have been transferred to Buyer as of the Closing Date and that a complete copy of the request for orphan-drug designation, including any amendments to the request, supplements to the granted request, and correspondence relevant to the orphan-drug designation, has been provided to Buyer.

(b)  Deliveries by Buyer at Closing.  The sale of the Assets by Seller in accordance with the terms of this Agreement is subject to Buyer’s delivery to Seller (unless noted otherwise) at the Closing of the following instruments, agreements, certificates and payments:

(i)  a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(ii)  a certificate executed by a duly authorized officer of Buyer certifying that (i) each of the representations and warranties of Buyer set forth in Article 7 of this Agreement that is qualified by materiality is true and correct in all respects, (ii) each of such representations and warranties that is not so qualified is true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except that any such representation or warranty made as of a specified date shall only need to have been true and correct on and as of such date, and (iii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer, at or prior to the Closing have been duly complied with and performed in all material respects;

(iii)  a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, as to the due authorization of the board of directors (and shareholders, if applicable) of Buyer of this Agreement and the transactions contemplated in this Agreement; and

(iv)  if not previously delivered, the New Payment described in Section 3.1(a)(ii)(A), in the manner described in Section 3.1(d).

ARTICLE 5

CHANGE OF CONTROL OF BUYER; TRANSFER OF PRODUCT

5.1  Definition.  “Change of Control of Buyer” shall mean (i) a consolidation or merger of Ikaria Holdings, Inc. (“Ikaria”) or Buyer with or into any other corporation or other entity or person, in which the stockholders of Ikaria, or members of Buyer, as the case may be, immediately prior to such consolidation or merger, do not hold at least a majority of (A) the resulting or surviving entity’s voting power immediately after such consolidation or merger or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following the consolidation or merger, the parent of the resulting or surviving entity; provided that, notwithstanding the foregoing provisions of this clause (i), a consolidation or merger of Buyer with or into Ikaria or an Ikaria Affiliate shall not constitute a Change of Control of Buyer, (ii) the sale, lease, or other disposition of all or substantially all of the business assets of Ikaria, or (iii) a Sale of Voting Control.  “Sale of Voting Control” means the transfer by stockholders of Ikaria (in one or a series of related transactions) to one person or group of related persons of shares constituting not less than a majority of the outstanding voting capital stock of Ikaria or the transfer by members of Buyer (in one or a series of related transactions) to one person or group of related persons other than Affiliates of Ikaria or Buyer of voting membership interests constituting not less than a majority of such voting membership interests of Buyer.

5.2  Consequences of Change of Control of Buyer.

(a)  If a Change of Control of Buyer occurs prior to any Transfer of the Product, (i) within [**] following the consummation of the first Change of Control of Buyer to occur after the Original Effective Date, Buyer or its successor shall provide Seller affirmation of its intention to continue to abide by the terms of this Agreement (the “Affirmation”) or, (ii) if Buyer or its successor does not deliver such Affirmation within the [**] period, Seller shall have the right to terminate this Agreement and acquire the Assets on the terms and conditions set forth on Exhibit D.

(b)  If Buyer or its successor provides the Affirmation, unless Seller waives the provisions of this Section 5.2, the following shall occur:

(1)  Adjustment of Minimum Revenue Payment.  The Minimum Revenue Payment shall be revised to be the greater of (i) [**] Dollars ($[**]) or (ii) the actual Revenue Payment made with respect to calendar year immediately prior to the calendar year in which the Change of Control of Buyer occurs, and such revised Minimum Revenue Payment shall apply to the calendar year in which the Change of Control of Buyer occurs and each calendar year thereafter for which a Minimum Revenue Payment applies.

(2)  Additional Payment.  In the event the Change of Control of Buyer occurs prior to the third anniversary of the Original Effective Date, Buyer or its successor shall pay to Seller, concurrently with the consummation of the Change of Control of Buyer, [**] Dollars ($[**]).

5.3  Definition.  “Transfer of the Product” shall mean the (i) sale or transfer by Buyer of all or substantially all of the Assets or (ii) grant of an exclusive license to develop, market and sell the Product in the United States or any portion of the Territory that includes the United

States, in either case (A) to a party other than Buyer or its Affiliates and (B) other than in connection with a Change in Control of Buyer.

5.4  Consequence of Transfer of the Product.  If a Transfer of the Product occurs, unless Seller expressly waives the provisions of this Section 5.4 in writing, Buyer shall pay to Seller in connection with such Transfer of the Product:

(a)  Prior to the Third Anniversary of the Original Effective Date. If the Transfer of the Product occurs prior to the third anniversary of the Original Effective Date, one of the following amounts, which amount is to be selected by Seller in its sole discretion:

(1)  [**] percent ([**]%) of the excess of the initial purchase price received by Buyer in consideration of the Transfer of the Product over the sum of (A) the Initial Payments and (B) the aggregate Milestone Payments paid to Seller as of the date of the Transfer of the Product and (C) in the case the Transfer of the Product is a second or subsequent Transfer of the Product to which the provisions of Section 5.4(b) apply, any such excess(es) from the prior Transfer(s) of the Product to which this payment obligation previously applied, plus, to the extent that any future payment (without regard to how such payments are characterized) received by Buyer on account of the Transfer of the Product exceeds the amount that Seller would receive under this Agreement for the same time period (or in the case of milestone payments, for the same or similar milestone events), [**] percent ([**]%) of such excess; or

(2)  A one-time lump sum payment of [**] Dollars ($[**]).

(b)  After the Third Anniversary of the Original Effective Date but Prior to the Sixth Anniversary of Closing .  If the Transfer of the Product occurs after the third anniversary of the Original Effective Date and prior to the sixth anniversary of the Closing, the amounts determined pursuant to Section 5.4(a)(1).

(c)  Each such payment to be made by Buyer pursuant to this Section 5.4 shall be due and payable not later than [**] days after the consummation of the Transfer of the Product, except that future payments shall be due and payable not later than [**] days [**] days after the associated payment is received by Buyer.

5.5  Transferred Obligations.  Buyer will not engage in any Transfer of the Product unless the successor or transferee agrees in writing to be bound by all of the terms, conditions and obligations contained in this Agreement and the other documents and agreements executed in connection with the transactions contemplated hereby that Buyer does not remain obligated to perform.

5.6  Termination of Article 5.  This Article 5 will terminate and cease to have effect after its first application pursuant to Section 5.2 or Section 5.4(a), provided that Buyer’s payment obligations pursuant to this Article 5 arising from such application shall survive such termination.

5.7  Other Obligations Unaffected.  Except as specifically provided in Section 5.2, Buyer’s or its successor’s obligations to make, and Seller’s right to receive, the other payments provided in this Agreement shall not be affected by this Article 5.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures listed in the Disclosure Schedule (including the attachments and exhibits thereto) Seller represents and warrants to Buyer as follows:

6.1  Organization and Authority.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey with full corporate power and authority to execute and consummate this Agreement, and such other instruments, agreements and transactions as may be contemplated hereunder and thereunder.  Seller has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and use the Assets.  Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a Material Adverse Effect.  All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize Seller to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken, and no further action on the part of Seller or its members is necessary.  This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

6.2  No Violation or Conflict.  The execution and delivery by Seller of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and the consummation by Seller of the transactions contemplated hereby and thereunder will not (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Entity applicable to Seller,  (ii) materially conflict with, result in any material breach of, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under the certificate of formation or operating agreement or any agreement to which Seller is a party, (iii) materially interfere with Seller’s performance of its obligations hereunder, or (iv) result in the creation or imposition of any lien or encumbrance on Seller or the Assets.

6.3  Consents and Approvals.  Except as set forth in Schedule 6.3 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except with respect to any declarations, filings, registrations, authorizations, consents, approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder.

6.4  Title and Sufficiency.  Seller is the true and lawful owner, and has good title to, all of the Assets, free and clear of all security interests, liens or encumbrances of any kind.  Seller represents and warrants to Buyer that, upon the Closing, Buyer will become the true and lawful owner of, and will receive good title to, the Assets, free and clear of all security interests, liens and encumbrances of any kind.  The Assets to be sold, transferred, assigned, conveyed, delivered, licensed or sublicensed by Seller to Buyer at the Closing constitute all of the rights, assets and intellectual property licensed, controlled, owned or held by the Seller and/or its Affiliates, or to which Seller and/or its Affiliates have rights, relating to and/or necessary for the development, marketing and sale of the Product in the Territory.

6.5  Assumed Contracts.  Seller has made available to Buyer complete and correct copies of the Assumed Contracts, Retained Contracts and any amendments, modifications and supplements thereto.  The Assumed Contracts and Retained Contracts represent all contracts, agreements and arrangements (oral or written) to which Seller and/or its Affiliates is a party that are useful or necessary for Buyer’s development, marketing and sale of the Product in the Territory after the Closing.  All the Assumed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms by and against Seller, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally; and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.  Except as set forth in Schedule 6.5(a) of the Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party to such Assumed Contract is, has received notice that it is or has taken action that could result, in violation or breach of or default under any such Assumed Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Assumed Contract) in any material respect.  Schedule 6.5(b) of the Disclosure Schedule sets forth a list of all Assumed Contracts which require the consent or waiver of any party to such Assumed Contracts to the assignment of such Assumed Contract as a result of the transactions contemplated hereby (the “Third Party Consents”), each of which has been obtained by the Seller prior to the Effective Date.  Other than as set forth on Schedule 6.5(b) of the Disclosure Schedule, all Assumed Contracts are freely assignable to Buyer without consent of any party thereto.

6.6  Intellectual Property.

(a)  Attachment 2.1(a).  Attachment 2.1(a) sets forth a complete and accurate list of all of the Licensed IP Rights throughout the world granted to, applied for, owned or licensed by Seller in relation to the Product.   Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b)  Title.  Except as otherwise stated on Attachment 2.1(a), Seller has the right to use the Licensed IP Rights subject to any restrictions and obligations in the Retained Contracts.  Seller has the right to assign to Buyer the Intellectual Property required to be assigned to Buyer under this Agreement, subject to obtaining the third party consents listed in Attachment 4.2(a).  No current or former director, officer, or employee of Seller or its Affiliates (or, to the Knowledge of Seller, any of its predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use, and will not have any claim with respect to any Intellectual Property.  No royalties, honoraria or other fees (except the Assumed Retained Contract Obligations) are payable to any third parties for the use of or the right to use any Licensed IP Rights.  To the Knowledge of Seller, the Licensed IP Rights are in each case subsisting, in full force and effect, and have not been cancelled, expired, been abandoned, or otherwise terminated, and, to the Knowledge of Seller, the Licensed IP Rights, and all filings related thereto, have been duly made.

(c)  All Rights Transferred.  After the consummation of the transactions contemplated herein, Buyer will own all rights, title, and interest in and to or have a valid written license to use all the Licensed IP Rights and all other Assets, subject to any restrictions and obligations in the Retained Contracts, on the same terms and conditions as Seller enjoyed immediately prior to such transactions.  Except for the Third Party Consents, there is no law, contract or arrangement that would prevent Seller from assigning all licenses and rights required to be assigned under this Agreement.

(d)  Non-infringement.  To the Knowledge of Seller, the manufacture, sale and distribution of the Product if conducted as of the Effective Date would not infringe upon, misappropriate, violate or constitute the unauthorized use of (either directly or indirectly, such as through contributory infringement or inducement to infringe) any intellectual property rights of any third party in the Territory.

(e)  Pending Claims.  Except as set forth in Schedule 6.6(e) of the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal, or registration authority in any jurisdiction in the applicable Territory challenging Seller’s ownership or use of any Intellectual Property or, to the Knowledge of Seller, any Licensed IP Rights.

(f)  Third Party Infringement.  Except as set forth in Schedule 6.6(f) of the Disclosure Schedule, to the Knowledge of Seller, no third party in the Territory is misappropriating, infringing, diluting or violating any Licensed IP Rights or other Intellectual Property included in the Assets, and no claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of Seller, threatened against any third party by Seller.

(g)  Settlements.  To the Knowledge of Seller, except as set forth in Schedule 6.6(g) of the Disclosure Schedule, there are no settlement agreements, coexistence agreements, consents, licenses, assignments, security agreements, judgments, consent decrees or judicial or administrative decisions relating to the Licensed IP Rights, Regulatory Approvals or Assets.

(h)  Confidentiality.  Seller has taken commercially reasonable measures to protect the confidentiality of its Trade Secrets and Confidential Information.  To the Knowledge of Seller, none of the Trade Secrets or Confidential Information has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement.  To the Knowledge of Seller, no third party to any non-disclosure agreement with Seller is in breach, violation or default thereof.

(i)  Registrations; Regulatory Matters.  All Registrations held by Seller as of the Effective Date with respect to the Product are listed on Attachment 2.1(c).  The Registrations are owned exclusively by Seller.  To Seller’s Knowledge, all of the Registrations are valid and in full force and effect as of the Effective Date.   Seller has furnished Buyer with access to a complete

copy of the IND, NDA, and orphan-drug designation request including all amendments and supplements thereto.  Each of the Registrations has been approved by the FDA or other relevant Governmental Entity, as the case may be, each of the Registrations is in good standing with the FDA or other relevant Governmental Entity, as the case may be and Seller is in compliance with such Registrations.  There is no action or proceeding by any Governmental Entity pending or, to the Knowledge of Seller as of the Closing Date, threatened seeking the revocation or suspension of any Registration relating to the Product.

6.7  Violations of Law.  The utilization of the Assets by Seller and its Affiliates and their respective agents and employees does not violate any applicable law, governmental specification, authorization or requirement or any decree, judgment, order or similar restriction binding on the Seller or any of its Affiliates in any material respect.  Seller has not received notice of any Governmental Entity investigation, claim or proceeding concerning compliance matters relating to the Product.

6.8  Litigation.  The Assets are not the subject of any outstanding judgment, order, writ, injunction or decree of any court, arbitrator or administrative or Governmental Entity limiting, restricting or affecting the Assets, individually or in the aggregate, in any material aspect.  Except as set forth on Schedule 6.8 of the Disclosure Schedule, there are no claims, suits, proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates or any of their respective agents or employees with respect to the Assets or transactions contemplated in this Agreement.

6.9  Taxes.  As of the Effective Date, there are no, and, at the Closing, there will not be, any liens for Taxes accrued upon the Assets.  Any and all Taxes related to the Assets, to the extent payable prior to the Closing, have been or will be paid by Seller prior to the Closing.  No jurisdiction (whether within or without the United States) in which the Seller or any Affiliate of Seller has not filed a specific Tax Return with respect to the Assets has asserted that the Seller or such Affiliate is required to file such Tax Return in such jurisdiction.  Seller and each Affiliate of Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes relating to the Assets (including withholding and reporting requirements under Code §§ 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

6.10  Compliance with Laws.  Seller is in material compliance with all applicable laws and regulations administered by the FDA and all similar or analogous state, local or foreign laws and regulations applicable to the development of the Product, including those relating to Good Clinical Practice, Good Laboratory Practice and current Good Manufacturing Practice requirements. Neither Seller nor any of Seller’s officers, employees or agents acting for Seller is subject to any pending or threatened investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General, Department of Justice, or other Governmental Entity pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), or the Federal False Claims Act, or similar state or foreign law.

6.11  Clinical Trials.

(a)  Schedule 6.11(a) of the Disclosure Schedule is an accurate and complete list of all Clinical Trials initiated by Seller prior to the Effective Date.  The Clinical Trials initiated by Seller, and, to Seller’s Knowledge, all other Clinical Trials, were conducted in material compliance with all applicable laws and regulations, including Good Clinical Practice, the reporting of adverse events, the filing of reports and the submission of clinical trial information to the U.S. government’s registry.  For the purposes of this Section 6.11, “Good Clinical Practice” means current good clinical practice pursuant to the FD&C Act and the relevant U.S. regulations in Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 50, 54, 56, 210, 211, 312, 314 and 601, if applicable).

(b)  Other than as disclosed in the Clinical Trial Study Reports, during the Clinical Trials, there have been no deaths or serious adverse events.

(c)  Seller has not received any written notices or other written correspondence from the FDA requiring the termination or suspension of any Clinical Trials.

(d)  Seller has not received any written notices or other written correspondence from FDA, the National Institutes of Health or the U.S. Department of Health and Human Services alleging violations of 42 U.S.C. §282 regarding the submission of clinical trial information.

6.12  No Undisclosed Liabilities.  There are no Liabilities against, relating to or affecting the Assets, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice, (ii) under the Assumed Contracts, or (iii) which, individually or in the aggregate, are not material to the use of the Assets.

6.13  Brokers and Finders.  Except as set forth in Schedule 6.13 of the Disclosure Schedule, Seller has not employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.14  Retained Contracts.   All Retained Contracts are in good standing and Seller has not taken any actions (or omitted or failed to take any actions) which would result in a breach of any of such Retained Contracts.

6.15  No Implied Warranty.  THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Seller makes no representation or warranty with respect to any information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Product, except as expressly set forth in this Agreement or the exhibits hereto.

6.16  Disclosure.  No representation or warranty by Seller contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

7.1  Organization and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full company power and authority to execute and deliver this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and to perform its obligations hereunder and thereunder.  All company acts and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken, and no further action on the part of Buyer or its stockholders is necessary.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity, regardless of whether considered in a proceeding in law or equity.

7.2  No Conflict or Violation.  The execution and delivery by Buyer of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder and the consummation by Buyer of the transactions contemplated hereby and thereunder will not (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Entity applicable to Buyer, or (ii) materially conflict with, result in any material breach of, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under the Certificate of Incorporation or bylaws of Buyer or any agreement to which Buyer is a party, or (iii) materially interfere with Buyer’s performance of its obligations hereunder.

7.3  Consents and Approvals.  Except as set forth in Schedule 7.3 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for declarations, filings, registrations, authorizations, consents, approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a material adverse effect on Buyer or materially interfere with Buyer’s performance of its obligations hereunder.

7.4  Litigation.  There are no actions, suits, proceedings or claims pending or, to the Knowledge of Buyer, threatened in writing concerning Buyer or any of its Affiliates with respect to the transactions contemplated in this Agreement.

7.5  Brokers and Finders.  Except as set forth in Schedule 7.5 of the Disclosure Schedule, Buyer has not employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

7.6  Cash Resources.  As of  June 30, 2008, Ikaria Holdings, Inc. had net assets of approximately $210.8 million, and cash and cash equivalents of approximately $30.8 million.  Buyer will have at the time payment thereof is required hereunder cash in an amount sufficient to make the payment described in Section 3.1(b)(i) hereof and specifically acknowledges that Seller has entered into this Agreement in reliance upon this representation.

7.7  Buyer Due Diligence.  Buyer is experienced, and/or has engaged expert advisors experienced in the evaluation and purchase of property and assets such as the Assets contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to permit it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE 8

PRE CLOSING COVENANTS

8.1  Governmental Filings.  Buyer and Seller shall cooperate in promptly undertaking all filings required to be filed with any Governmental Entity in connection with the transfer of Assets and other rights under this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.2  Conduct of Business.  During the period on and from the Effective Date through and including the Closing Date, Seller will use the Assets only in the ordinary course consistent with past practices, unless Buyer shall otherwise agree in writing.  Without limiting the generality of the foregoing, Seller will:

(i)  Maintain the Retained Contracts in good standing and not take any actions (or omit or fail to take any actions) which would result in a breach of any of such Retained Contracts; and

(ii)  Refrain from:

(1)  entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Assumed Contract, Retained Contract or any Registration which adversely affects any right of Buyer without the written consent of the Buyer, which consent will not be unreasonably withheld or delayed if the adverse effect is immaterial, and for purposes of clarity, Buyer hereby agrees that Seller may amend the Letter Agreement dated as of May 15, 2007 between Seller and Clinic Barcelona Hospital Universitari, to add countries to the Territory (as defined therein);

(2)  violating, breaching or defaulting under, in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Assumed Contract or any Registration;

(3)  waiving any right of Seller under any Liability of or owing to Seller in connection with the Assets, other than in the ordinary course of business consistent with past practice;

(4)  engaging in any transaction with respect to the Assets with any officer, director or Affiliate of Seller, either outside the ordinary course of business consistent with past practice or other than on an arm’s length basis; and

(5)  entering into any agreement to do or engage in any of the foregoing.

(iii)  As of the Closing Date, Seller represents and warrants to Buyer that during the period from the Original Effective Date through the Closing Date Seller has not taken any action, or failed to take any action, that would have been a violation of the foregoing provisions of this Section 8.2 had they occurred after the Original Effective Date.

8.3  Access.  During the period from the Effective Date and continuing until the Closing, upon reasonable advance notice received from Buyer and at Buyer’s expense, Seller shall afford Buyer, during regular business hours, and allow Buyer to copy, (within reasonable limits), any know-how, scientific, information and records (including, regarding research and development, process development, manufacturing, regulatory filings and clinical information) as Seller possesses or may have developed or produced relating to the Product for the Territory.

8.4  Stand-By Licenses.  Seller shall use diligent and commercially reasonable efforts to obtain stand-by licenses reasonably satisfactory to Buyer providing for the survival of the rights and licenses in the Retained Contracts sublicensed to Buyer hereunder in the event such Retained Contracts terminate.  Notwithstanding the foregoing, in no event shall Seller shall be required to make any payment or otherwise give any consideration to a licensor under a Retained Contract in order to procure such stand-by license.

8.5  Non-Compete.  During the period from the Original Effective Date and continuing until the Closing, Seller represents and warrants to Buyer that Seller has not, directly or indirectly, engaged in a Competing Business (as defined in the form of Non-Competition Agreement attached hereto as Exhibit C), subject to the exceptions set forth in Sections 4.b and 4.c of such form of Non-Competition Agreement.

ARTICLE 9

CONDITIONS TO CLOSING

9.1  Conditions to Obligations of Buyer.  All obligations of Buyer hereunder are, at the option of Buyer, subject to the conditions precedent that (all or any of which may be waived by Buyer, in whole or in part), at the Closing:

(a)  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(b)  There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a Material Adverse Effect and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to Buyer or the transactions contemplated by this Agreement of any such law.

(c)  Seller shall have furnished to Buyer all deliverables set forth in Section 4.2(a), and shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before Closing.

(d)  Buyer shall have received from counsel to Seller an opinion in substantially the form attached hereto as Exhibit E, addressed to the Buyer and dated as of the Closing Date.

(e)  Each of the representations and warranties of Seller set forth in this Agreement that is qualified by materiality shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

9.2  Conditions to Obligations of Seller.  All obligations of Seller hereunder are, at the option of Seller, subject to the conditions precedent that (all or any of which may be waived by Seller, in whole or in part), at the Closing:

(a)  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Seller, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

(b)  There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to Seller or the transactions contemplated by this Agreement of any such law.

(c)  Buyer shall have furnished to Seller all deliverables set forth in Section 4.2(b) and shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before Closing.

(d)  Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(e)  Buyer shall have paid to Seller the New Payment described in Section 3.1(a)(ii)(A), in the manner described in Section 3.1(d).

(f)

ARTICLE 10

POST CLOSING COVENANTS

10.1  Limitation on Buyer’s Use of Assets.  Buyer covenants and agrees that it will use the Assets solely for the purpose of developing, marketing, commercializing and selling the Product in the Territory.  Buyer covenants and agrees that, collectively with its Affiliates, licensees and sublicensees, it will use commercially reasonable efforts to develop, market, commercialize and sell the Product in the Territory commencing with the Closing and continuing through the ten (10) year period which follows Regulatory Approval.  “Commercially reasonable efforts” shall mean efforts consistent with sound and reasonable business practices and judgment, comparable to efforts exerted by Buyer for its other products having similar potential.  For the country of Australia, commercially reasonable efforts shall be deemed to mean applying for marketing approval for the Product from the Australian  Drug Evaluation Committee no later than [**] following Regulatory Approval or obtaining marketing approval for the Product from the Australian  Drug Evaluation Committee no later than [**] years following Regulatory Approval.  Seller’s sole and exclusive remedy and Buyer’s sole and exclusive liability for any breach by Buyer of this Section 10.1 shall be for Seller to terminate this Agreement with respect to the country(ies) of the Territory to which such breach relates upon one hundred eighty (180) days prior written notice to Buyer, provided that if, within such one hundred eighty (180) day notice period, Buyer cures such breach with respect to any such country(ies) by complying with this Section 10.1 in all material respects with respect to such country(ies), this Agreement shall not terminate with respect to such country(ies).  Upon any termination pursuant to this Section 10.1, the effects of termination set forth in Section 12.5 shall apply.  BUYER SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING OUT OF ANY BREACH OF THIS SECTION 10.1, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS SECTION 10.1, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES OR LOSSES.

10.2  Further Assurances.

(a)  At any time or from time to time after Closing, at Buyer’s reasonable request and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, or right to use, all of the Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.  Without limiting the foregoing, (i) if, on or prior to the Closing Date, either Buyer or Seller becomes aware that an asset or property of Seller or its Affiliates that was used solely or primarily in, or that was necessary for the use of, the Assets on the Effective Date, was not sold, transferred, assigned, conveyed and delivered to Buyer on the Closing Date, then (A) if such asset or property was used solely in connection with the Assets on the Effective Date, Seller shall promptly sell, transfer, assign, convey and deliver such asset or property to Buyer, or (B) if such asset or property was used primarily in, or was otherwise necessary for, the use of the Assets on the Effective Date, Seller shall either promptly sell, transfer, assign, convey and deliver such asset or property to Buyer, or make such asset or property available to Buyer under a perpetual, paid up, irrevocable, royalty free, non exclusive license, with the right to sublicense, in each case without any additional consideration being due to Seller, and (ii) in the event that any Affiliate of Seller has any right, title or interest in any Asset, then Seller shall cause such Affiliate to transfer and assign all such right, title and interest to Buyer.

(b)  Effective on the Closing Date and thereafter, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer:  (i) to demand and receive from time to time any and all Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable.  Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.  Seller shall deliver to Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by Seller.  Buyer shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of Buyer’s exercise of such power of attorney.

(c)  At any time or from time to time after Closing, at Seller’s reasonable request and without further consideration, Buyer shall execute and deliver to Seller such other instruments, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable in order to allow Seller to exercise the rights and license granted to Seller as contemplated by Section 2.8

(d)  Seller shall, at all times on and after the Closing Date, maintain the Retained Contracts in good standing and not take any actions (or omit or fail to take any actions) which would result in a breach of any of such Retained Contracts.  Further, Seller shall not, at any time on or after the Closing Date, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Retained Contract which adversely affects any right of Buyer without the written consent of the Buyer, which consent will not be unreasonably withheld or delayed if the adverse effect is immaterial.

10.3  Transfer of Registrations; Interim Responsibility.

(a)  Promptly after the Closing Date, Seller shall (i) send letters to the FDA indicating that the Registrations are transferred to Buyer and that Buyer is the new owner of the Registrations as of the Closing Date and (ii) provide to Buyer a copy of said letters.

(b)  Promptly after the Closing Date, the parties will cooperate in transferring the Registrations to Buyer.  The target date for the transfer shall be agreed upon by the parties, but shall not be later than [**] days after the Closing Date.  After the Closing, the parties will agree upon procedures to ensure a smooth transition from Seller to Buyer of all of the activities required to be undertaken by the Registration(s) holder, including adverse experience reporting, quarterly and annual reports to FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers which may be specified in an amendment to the Amended and Restated Development Agreement.  Within [**] days after the Closing Date, Seller will forward to Buyer a complete copy of the Registrations, as well as copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, regulatory authorities in the applicable Territory.  Seller will cooperate with Buyer to ensure a smooth transition of the activities contemplated hereby.

(c)  Until the Registrations have been transferred to Buyer, Seller shall be responsible for maintaining them, at Seller’s sole cost and expense.  After such transfer, Buyer will assume all responsibility for the Registrations, at Buyer’s sole cost and expense.  Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement.

10.4  Communication With Agencies.  Until the Registrations are transferred to Buyer (a) Seller shall have responsibility for all communications with the FDA relating to the Product, (b) Seller will promptly provide Buyer with copies of all communications from the FDA with respect to the Product and/or the manufacture thereof, (c) Seller shall consult with Buyer and reflect the Buyer’s reasonable requests regarding all communications to the FDA with respect to the Product and/or the manufacture thereof, prior to making such communication with the FDA and (d) Buyer shall have the right to attend all meetings between Seller and the FDA with respect to the Product. After such transfer has been completed, Buyer shall have responsibility for all such communication it sends to or receives from any Governmental Entity in the applicable Territory concerning the Product.

10.5  Adverse Experience Reporting.

(a)  On or before the Closing Date, Seller shall provide Buyer with a summary of the information relating to the investigation and reporting of adverse experiences regarding the Product and all appropriate information that is relevant to the safe use of the Product as of the Closing Date.

(b)  After the Registrations have been transferred to Buyer, Seller shall assist Buyer with the provision of data relating to adverse experiences for the Product after such transfer to Buyer.  Additionally, after the transfer of the Registrations to Buyer, Seller shall provide Buyer with all adverse drug experience information and patient complaints brought to the attention of Seller with respect to the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Product, via facsimile to the attention of or to such other designee as Buyer may from time to time specify:

Name:	Elizabeth DelMaestro

Title:	Director of Drug Safety

Address:	Ikaria Therapeutics LLC c/o Ikaria Holdings, Inc. 6 Route 173 Clinton, NJ 08809

10.6  Medical Inquiries.  Promptly after the Registrations have been transferred to Buyer, Buyer shall assume all responsibility for all correspondence and communication with physicians and other health care professionals and customers in the applicable Territory relating to the Product.  After the Closing Date, Buyer and Seller shall work together towards an orderly transition of the responsibility for all correspondence and communication with health care professionals and patients in the Territory relating to the Product.  Seller shall continue to be responsible for such correspondence and communication under the direction of Buyer until the Registrations have been transferred to Buyer.  Buyer shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.  After transfer of responsibility to Buyer pursuant to this Article 10, Seller shall, except in the case of medical emergency, refer all questions relating to the Product raised by health care professionals and customers to Buyer for its response and shall not itself respond.

10.7  Non-Use of Trademarks.  Buyer covenants that, except as expressly permitted in this Agreement, Buyer shall not use in any manner any trademark of Seller.

10.8  Documents.  Prior to and following the Closing, Seller will permit Buyer, its financing sources and their duly authorized representatives access during normal business hours (upon written notice to Seller) to contracts and other data relating to the Assets conveyed and assumed at the Closing to the extent copies of such items were not delivered to Buyer.  Buyer will permit Seller and its duly authorized representatives access during normal business hours (upon written notice to Buyer) to all contracts and other data relating to the Assets conveyed and assumed at the Closing to the extent originals of such items were delivered to Buyer.  Such access by Buyer, Seller or such other person, as the case may be, shall be allowed until the later to occur of the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such data pertain, or seven years from the year to which such data pertain, provided that such access shall not unduly interfere with the business and affairs of the party or applicable Affiliate permitting such access.  Buyer will cooperate with Seller, and Seller will cooperate with Buyer, with respect to any Tax examinations, audits, contests or other Tax proceedings, relating to the Assets.  The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance.

10.9  Governmental Inspections.  For a period of [**] years following the Closing Date, each party shall advise the other party of any governmental visits to, or written or oral inquiries about, any facilities (to the extent such visit relates to, or the results thereof could affect the manufacture or supply of, the Product) or procedures for the manufacture, storage or handling of the Product, or the marketing, selling, promotion or distribution of the Product, promptly after any such visit or inquiry (or in advance, for any scheduled visits).  During this period, each party shall promptly furnish to the other party any report or correspondence issued by or provided to a Governmental Entity in connection with such visit or inquiry, purged only of Confidential Information of such party wholly unrelated to the other party’s activities under this Agreement and any information that is unrelated to the Product.  Each party shall permit the relevant Governmental Entity to inspect its facilities in connection with the activities contemplated by this Agreement.

10.10  Insurance.  As of the Closing Date, the coverage under all of Seller’s insurance policies related to the Assets shall continue in force only for the benefit of Seller, and not for the benefit of Buyer or the Assets.  As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Assets and Buyer’s conduct of its business.

10.11  Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets to Buyer.  Seller shall indemnify and hold Buyer harmless from, against and in respect of (and shall reimburse Buyer for) any and all liabilities that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

10.12  Right of First Refusal.  During the term of this Agreement (which, for the avoidance of doubt, commences  on the Effective Date), Buyer, subject to any option rights contained in the Retained Contracts, shall have the right of first refusal to purchase or license any assets of Seller that are used or useful in connection with the development, manufacture, sale, marketing or commercialization of the Product outside the Territory, including Seller’s right and license to use the Assets for such purpose as contemplated under Section 2.8 of this Agreement.  If Seller proposes to sell, license or otherwise disposes of such assets with respect to one or more territories outside of the Territory for value, it shall notify Buyer of such proposal and the terms and conditions of the proposed sale or disposition and shall provide Buyer with information regarding Seller’s development, manufacturing, regulatory and commercialization activities with respect to such assets in such territories outside the Territory which is reasonably necessary or useful for the evaluation of such proposal.  Buyer shall then have [**] days after such notice and information is given to give notice to Seller that it wishes to purchase or license such assets on terms no less favorable to Seller than those contained in Seller’s notice.  If Buyer fails to give such notice within such [**] day period or advises Seller that it does not wish to purchase such assets, Seller may within a period of [**] days from the expiration of such [**] day period enter sell or otherwise transfer the assets on the same general terms and conditions or terms and conditions more favorable to Seller than those which were tendered to Buyer.

ARTICLE 11

CONFIDENTIALITY

11.1  Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, each of Buyer and Seller agrees that, during the term of this Agreement and for [**] years thereafter, the receiving party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers, managers, members and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement (“Confidential Information”). The existence of this Agreement, its included attachments and their contents are Confidential Information of both parties.  All information relating to the New Materials and/or disclosed or generated under the Development Agreements and all information included in the Assets is and shall be deemed Confidential Information of Buyer and not of Seller, and Seller and not Buyer shall be deemed to be the receiving party with respect thereto (the “Purchased Confidential Information”).  The obligations of confidentiality and non-use shall not apply to information for which it can be established by the receiving party by competent proof that such information: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party, provided, however, notwithstanding this clause (i), Seller shall be bound by the obligations of confidentiality and non-use with respect to the Purchased Confidential Information; or (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iv) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party other than an Affiliate of the receiving party who had no obligation to the disclosing party not to disclose such information to others; or (v) is required to be submitted by the receiving party to governmental authorities to facilitate the issuance of any necessary registrations or filings in connection with developing the Product in countries in which the receiving party holds rights to the Product (i.e., with respect to Seller, outside the Territory and, with respect to Buyer, in the Territory), provided that reasonable measures shall be taken to assure confidential treatment of such information.

11.2               Exception.  Notwithstanding the obligations of confidentiality and prohibitions on use, it shall not be a breach of a party’s obligations under Section 11.1 to disclose Confidential Information of the other party (i) to third parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, development, manufacturing, external testing and marketing trials, in each case in or for countries in which the receiving party holds rights to the Product (i.e., with respect to Seller, outside the Territory and, with respect to Buyer, in the Territory), and to third parties who are actual or potential licensees or sublicensees or other development/marketing partners, or actual or potential lenders, investors or acquirers, of the parties with respect to any of the subject matter of this Agreement; or (ii) in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a party is required to make any such disclosure of the other party’s Confidential Information such party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other party of such disclosure requirement and will assist the disclosing party in its efforts to secure confidential treatment of such Confidential Information required to be disclosed.

11.3  Limitations on Use.  Each party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information of the other party solely in connection with the activities or transactions contemplated hereby.

11.4  Remedies.  Each party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, an injunction enjoining or restraining the other party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Article 11.

11.5  Publicity.  The initial press release regarding this Agreement and the transactions contemplated hereby shall be issued by Buyer in a form reasonably acceptable to Seller.  Thereafter, no party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by securities laws or regulations or other law; provided, that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof.  For the avoidance of doubt, nothing in this Article 11 shall limit Buyer’s right, or require Buyer to obtain Seller’s consent, to originate any publicity or make any other disclosure relating to Buyer’s development, marketing and commercialization activities with respect to the Product.  If either party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission, then such party, prior to making any such filing, shall provide the other party and its counsel with a description of what it intends to file, and will give due consideration to any timely comments provided by the other party or its counsel and, if and to the extent reasonably practicable, use reasonable efforts to request the confidential treatment by the Securities and Exchange Commission of those sections specified by the other party or its counsel.  Notwithstanding the foregoing, Buyer’s financing sources or other professional advisors may publish “tombstones” or other customary announcements relating to the purchase financing and the transactions contemplated hereby.

ARTICLE 12

TERM AND TERMINATION

12.1  No Termination Prior to Closing.   This Agreement may not be terminated prior to Closing.

12.2  Termination After Closing.  If Buyer elects to terminate its development, marketing, commercialization or sale of the Product, it shall notify Seller, and thereafter either party shall have the right to terminate this Agreement on thirty (30) days’ notice to the other.

12.3  Effect of Termination After Closing.  In the event of termination of this Agreement after the Closing (including termination by Seller pursuant to Section 3.1(c)(iii), Section 5.2 or Section 10.1), Seller shall have the right to acquire the Assets from Buyer on the terms and conditions set forth on Exhibit D attached hereto; provided that, in the case of a termination relating to one or more, but not all, country(ies) of the Territory pursuant to Section 10.1, Seller’s right to acquire the Assets shall be limited to those assets specifically relating to such terminated country(ies).

ARTICLE 13

INDEMNIFICATION

13.1  Indemnification.

(a)  Indemnification by Seller.  Seller shall indemnify and hold harmless Buyer, its Affiliates, any past, present or future parent or subsidiary of them, and their respective officers, directors, stockholders, managers, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all losses, liabilities, damages, costs and expenses whatsoever, including reasonable counsel fees, (“Losses”) (a) to the extent such Losses relate to the Excluded Liabilities, (b) arise from Seller’s breach of or non-performance of any covenant or agreement under this Agreement, the Development Agreements or any instrument delivered pursuant to this Agreement, (c) arise from Seller’s use or ownership of the Assets on or prior to the Closing, or (d) arise from any breach of the representations or warranties of Seller contained in this Agreement, provided, however, that this obligation of Seller shall not apply to the extent that such Losses are attributable in any manner to any intentional act or gross negligence, willful or otherwise, of Buyer.

(b)  Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller, its Affiliates, any present or future parent or subsidiary of them, and their respective officers, directors, stockholders, managers, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Losses (a) to the extent such Losses relate to the Assumed Liabilities, (b) subject to Section 10.1, arise from Buyer’s breach of or non-performance of any covenant, representation, warranty or agreement under this Agreement, the Development Agreements or any instrument delivered pursuant to this Agreement, or (c) arise from Buyer’s use or ownership of the Assets after the Closing, provided, however, that this obligation of Buyer shall not apply to the extent that such Losses are attributable in any manner to any intentional act or gross negligence, willful or otherwise, of Seller.

(c)  Notice Of Claim.  Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article 13 (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 13 may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the specific basis for indemnification hereunder, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith and, if the Claim relates to a claim made against an Indemnified Party by a third party (a “Third Party Claim”), copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.  Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Section 13.1, except to the extent the Indemnifying Party is prejudiced by such failure, provided, however, that all notices of Claims relating to breaches of representations and warranties under this Agreement must be given prior to the applicable Survival Date.  Any representation or warranty as to which a notice of a Claim is timely given under this Article 13 shall survive beyond the applicable Survival Date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 13.

(d)  Defense.  The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party.  In any such proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of both parties by the same counsel would be inappropriate in the opinion of the Indemnified Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the Indemnifying Party’s counsel may be retained to represent the Indemnified Parties at the Indemnifying Party’s expense.  Any settlement of such a Third Party Claim, the defense of which has been assumed by the Indemnifying Party, shall not be entered into by the Indemnifying Party without prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(e)  Cooperation.  The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with any Third Party Claims and the defense or compromise thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Agreement.  If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third Party Claim, without the Indemnifying Party’s prior written consent; provided that admissions of facts which a party may reasonably be required to make shall not be deemed to be admissions of liability.

(f)  Further Cooperation.  The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Agreement, including by taking reasonable efforts to mitigate or resolve any such claim or liability.

(g)  Limitation.  Notwithstanding any other provision hereof, except with respect to Claims based upon or associated with product liability, an Indemnifying Party shall not be liable under this Article 13 for any Loss sustained by an Indemnified Party unless such Loss exceeds ten thousand U.S. Dollars ($10,000).  Any and all Claims based upon or associated with Excluded Liability, product liability or Third Party Claims shall be indemnified without regard to the foregoing threshold limitation.

13.2  Exclusivity.  Except as provided in Section 11.4, this Article 13 provides the exclusive means by which a party may assert a claim against the other party and Section 14.4 provides the exclusive means by which a party may bring actions against the other party with respect to any breach by the other party of its indemnification obligations under this Article 13.

ARTICLE 14

MISCELLANEOUS

14.1  Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties made in Articles 6 and 7, Sections 8.2 and 8.5 or any instrument delivered pursuant to this Agreement shall survive until the first anniversary of the Regulatory Approval, except that the representations and warranties made in Section 6.1 and 7.1 shall survive until the expiration of the applicable statute of limitations and the representation and warranty made in Section 6.4 shall survive indefinitely.  Each covenant and agreement contained herein shall survive Closing until the last date on which such covenant or agreement is to be performed.  Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the above will continue to survive if a notice of a Claim shall have been timely given under Article 13 on or prior to such termination date (each such termination date being a “Survival Date”), until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 13.

14.2  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any person other than the parties hereto (and Buyer Indemnitees and Seller Indemnitees referred to herein) and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right, independent of any right which may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

14.3  Force Majeure.  If the performance by either party of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non performance and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

14.4  Governing Law; Jurisdiction; Dispute Resolution and Arbitration.  This Agreement shall be deemed to have been made in the State of New Jersey and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.  Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Upon receipt of written notice of the existence of a dispute by one party hereto to the other, the parties shall, within [**] days conduct a meeting of one or more senior executives of each party, with full settlement authority, in an attempt to resolve the dispute.  Each party shall make available appropriate personnel to meet and confer with the other party reasonably within the thirty-day period.  Upon the expiration of the thirty-day period, or upon the termination of discussions between the senior executives, either party may elect arbitration of such dispute by written notice to the other (the “Arbitration Notice”).  The arbitration shall be held in Hunterdon County, New Jersey before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of the Buyer and the Seller; provided, however, that if such parties cannot agree on an arbitrator within [**] days of the Arbitration Notice, either party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules, provided, however, that the arbitrator selected be a former judge with at least fifteen (15) years experience addressing as a jurist and/or mediator significant disputes in the biotechnology and or pharmaceutical industry.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  This Section 14.4 shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any party in the state and federal courts located in the State of New Jersey and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

14.5  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, such provision shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon thirty (30) days’ prior written notice to the other party.  If any of the terms or provisions of this Agreement is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities.

14.6  Entire Agreement.  This Agreement, the Amended and Restated Development Agreement and the ancillary transaction documents to be executed and delivered pursuant to this Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement or such ancillary transaction documents is intended by either party to be legally binding.  Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.

14.7  Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

14.8  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section 14.8):

If to Seller:	Orphan Therapeutics, LLC. Attention: Dr. Peter Teuber 3 Werner Way Suite 210 Lebanon, NJ 08833 Facsimile: 908-849-4890

with a copy to: (not to constitute notice)	Stevens & Lee, P.C. Attention: Richard J. Pinto 100 Lenox Drive, Suite 200 Lawrenceville, NJ 08648 Facsimile: 610-371-7930

If to Buyer:	Ikaria Therapeutics LLC c/o Ikaria Holdings, Inc. Attention: Matthew M. Bennett 6 Route 173 Clinton, NJ 088090 Facsimile: 908-238-6633

with a copy to: (not to constitute notice)	Steven D. Singer, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, NY 10022

14.9  Assignment.  Prior to Closing, this Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but this Agreement shall not be assignable by either party hereto, whether by operation of law or otherwise, other than by Buyer (i) in connection with a Change of Control of Buyer and/or a Transfer of the Product or (ii) to an Affiliate, without the express written consent of the other party hereto, which will not be unreasonably withheld, delayed or conditioned.  After Closing, either party may assign this Agreement in its entirety without the consent of the other party, provided that the assigning party remains primarily liable for its obligations hereunder.

14.10  No Agency.  It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other.  Neither party shall incur any Liability for any act or failure to act by employees of the other party.

14.11  Construction.

(a)  This Agreement has been prepared jointly and shall not be strictly construed against either party.

(b)  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)  Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Attachments” and “Schedules” are intended to refer to Articles, Sections, Exhibits, Attachments and Schedules to this Agreement.

(d)  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)  For purposes of this Agreement, the word “including” shall mean “including without limitation.”

(f)  Wherever this Agreement requires either party’s approval or consent, unless otherwise indicated, such approval or consent shall not be unreasonably withheld, conditioned or delayed.

14.12  Payment of Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

14.13  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this as of the date first written above.

Orphan Therapeutics, LLC

By:	/s/ Dr. Peter Teuber
Name:Dr. Peter Teuber
Title:Manager and President

Ikaria Therapeutics LLC

By:	/s/ Matthew M. Bennett
Name: Matthew M. Bennett
Title: Senior Vice President and Secretary

SIGNATURE PAGE
AMENDED AND RESTATED ASSET PURCHASE AGREEMENT